Exhibit 1.1



                                                                   EXECUTION

                    STRUCTURED ASSET SECURITIES CORPORATION
              MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2001-3A


                                TERMS AGREEMENT

                                                    Dated:  February 22, 2001



To: Structured Asset Securities Corporation, as Depositor under the Trust Agreement dated as of February 1, 2001 (the "Trust Agreement").

Re: Underwriting Agreement Standard Terms dated as of April 16, 1996 (the "Standard Terms," and together with this Terms Agreement, the "Agreement").

Series Designation:   Series 2001-3A.

Terms of the Series 2001-3A Certificates: Structured Asset Securities Corporation, Series 2001-3A Mortgage Pass-Through Certificates, Class 1-A1, Class 1-A2, Class 1-A3, Class 1-A4, Class 1-A5, Class 2-A1, Class 2-A2, Class 2-A3, Class 2-A4, Class 2-A5, Class B1, Class B2, Class B3, Class B4, Class B5, Class B6 and Class R (the "Certificates") will evidence, in the aggregate, the entire beneficial ownership interest in a trust fund (the "Trust Fund"). The primary assets of the Trust Fund consist of two pools of adjustable rate, conventional, first lien, residential mortgage loans (the "Mortgage Loans"). Only the Class 1-A1, Class 1-A3, Class 1-A4, Class 1-A5, Class 2-A1, Class 2-A3, Class 2-A4, Class 2-A5, Class B1, Class B2, Class B3 and Class R Certificates (the "Offered Certificates") are being sold pursuant to the terms hereof.

Registration Statement:    File Number 333-35026.

Certificate Ratings:  It is a condition of Closing that at the Closing
Date the Class 1-A1, Class 1-A3, Class 1-A4, Class 1-A5, Class 2-A1, Class 2-A3, Class 2-A4, Class 2-A5 and Class R Certificates be rated "AAA" by Standard & Poor's Rating Services ("S&P") and rated "Aaa" by Moody's Investors Service, Inc., ("Moody's" and collectively the "Rating Agencies"); the Class B1 Certificates be rated "AA" by S&P and "Aa2" by Moody's; the Class B2 Certificates be rated "A" by S&P and "A2" by Moody's; and the Class B3 Certificates be rated "BBB" by S&P and "Baa2" by Moody's.

Terms of Sale of Offered Certificates: The Depositor agrees to sell to Lehman Brothers Inc., (the "Underwriter") and the Underwriter agrees to purchase from the Depositor, the Offered Certificates in the principal amounts and prices set forth on Schedule 1 annexed hereto. The purchase price for the Offered Certificates shall be the Purchase Price Percentage set forth in Schedule 1 plus accrued interest at the initial interest rate per annum from and including the Cut-off Date up to, but not including, the Closing Date.

The Underwriter will offer the Offered Certificates to the public from time to time in negotiated transactions or otherwise at varying prices to be determined at the time of sale.

Cut-off Date:  February 1, 2001.

Closing Date: 10:00 A.M., New York time, on or about February 28, 2001. On the Closing Date, the Depositor will deliver the Offered Certificates to the Underwriter against payment therefor for the account of the Underwriter.

         If the foregoing is in accordance with your understanding of our agreement, please sign and return to us a counterpart hereof, whereupon this instrument along with all counterparts will become a binding agreement between the Depositor and the Underwriter in accordance with its terms.

                                      LEHMAN BROTHERS INC.



                                      By: /s/ Stanley Labanowski
                                          ----------------------------------
                                          Name:  Stanley Labanowski
                                          Title:  Senior Vice President

Accepted:

STRUCTURED ASSET SECURITIES
   CORPORATION

By:/s/ Stanley Labanowski
   ---------------------------
   Name:  Stanley Labanowski
   Title:  Vice President

                                  Schedule 1

               Initial Certificate
                    Principal          Certificate           Purchase Price
  Class             Amount(1)         Interest Rate            Percentage
  -----             ------            -------------            ----------
  1-A1            $95,478,000         Adjustable(2)                100%
  1-A3              1,796,834          Variable(3)                 100%
  1-A4                (4)             Adjustable(5)                100%
  1-A5                (4)             Adjustable(5)                100%
  2-A1             43,036,000         Adjustable(6)                100%
  2-A3              1,499,678          Variable(3)                 100%
  2-A4                (4)             Adjustable(5)                100%
  2-A5                (4)             Adjustable(5)                100%
  B1                2,294,000          Variable(7)                 100%
  B2                1,911,000          Variable(7)                 100%
  B3                1,529,000          Variable(7)                 100%
  R                       100         Adjustable(2)                100%

------------
(1) These balances are approximate, as described in the prospectus supplement.

(2) The Class 1-A1 and R Certificates will accrue interest based on an adjustable interest rate, as described in the prospectus supplement, until the Class 1-A Call Date. Following the Accrual Period for the Class 1-A Call Date, the Class 1-A1 and R Certificates will accrue interest at the Net WAC for pool 1, as described in the prospectus supplement. The initial interest rate on the Class 1-A1 and R Certificates will be 6.06%.

(3) The Class 1-A3 and 2-A3 Certificates will be principal-only certificates and will not be entitled to payments of interest on or prior to the Class 1-A Call Date and Class 2-A Call Date, respectively. Following the Accrual Period for the related call date, the Class 1-A3 and 2-A3 Certificates will accrue interest at the Net WAC for the pool 1 and pool 2, respectively, as described in the prospectus supplement.

(4) The Class 1-A4, 1-A5, 2-A4 and 2-A5 Certificates will be interest-only certificates; they will not be entitled to payments of principal and will accrue interest on a notional amount, as described in the prospectus supplement. Following the Accrual Period for the related call date, the Class 1-A4, 1-A5, 2-A4 and 2-A5 Certificates will no longer be entitled to receive distributions of any kind.

(5) The Class 1-A4, 1-A5, 2-A4 and 2-A5 Certificates will accrue interest based on adjustable interest rates, as described in the prospectus supplement.

(6) The Class 2-A1 Certificates will accrue interest based on an adjustable interest rate, as described in the prospectus supplement, until the Class 2-A Call Date. Following the Accrual Period for the Class 2-A Call Date, the Class 2-A1 Certificates will accrue interest at the Net WAC for pool 2, as described in the prospectus supplement. The initial interest rate on the Class 2-A1 Certificates will be 6.18%.

(7) The Class B1, B2 and B3 Certificates will accrue interest based on an interest rate of 8.50% per annum, until the Class 1-A Call Date. Following the Class 1-A Call Date, the Class B1, B2 and B3 Certificates will accrue interest based on a variable interest rate, as described in the prospectus supplement.